Valkyrie ETF Trust II 485BPOS

Exhibit 99.(i)

320 South Canal Street Chicago, Illinois 60606 T 312.845.3000 F 312.701.2361 email@chapman.com

January 26, 2022

Valkyrie ETF Trust II

320 Seven Springs Way, Suite 250

Nashville, Tennessee 37027

Re:

Valkyrie ETF Trust II

Ladies and Gentlemen:

We have acted as counsel to Valkyrie ETF Trust II, a Delaware statutory trust (the “Trust”), with respect to the filing with the U.S. Securities and Exchange Commission of Amendment No. 11 and Post-Effective Amendment No. 7 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended. The Trust filed the Amendment on or about January 26, 2022 in order to register shares (the “Shares”) of beneficial interest of the Valkyrie Bitcoin Miners ETF, a series of the Trust (the “Fund”). The Amendment seeks to register an unlimited number of Shares.

We have examined the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”); its By-Laws (“By-laws”); resolutions of the Trust’s Board of Trustees; and such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the Delaware Statutory Trust Act and the federal securities laws of the United States of America governing the issuance of shares of the Fund and does not extend to the securities or “blue sky” laws of the State of Delaware or other States or to other Federal securities or other laws.

We have assumed the following for purposes of this opinion:

1.	The legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

January 26, 2022

2.	The Fund’s Shares will be issued against consideration therefor as described in the Trust’s prospectus relating thereto.

This opinion relates solely to the registration of Shares of the Fund and not to the registration of any other series or classes of the Trust that have previously been registered.

Based upon the foregoing, it is our opinion that, upon the effectiveness of the Amendment, the Shares of beneficial interest of the Fund, when issued upon the terms and for the consideration described in the Amendment, will be validly issued, fully paid and non-assessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the prospectus discussion of this opinion, the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Respectfully submitted,

/s/ Chapman and Cutler LLP

Chapman and Cutler LLP